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                                                                    EXHIBIT 10.1

                          SALE AND PURCHASE AGREEMENT


THIS AGREEMENT is made on 18th September, 1996 BETWEEN:

(1) TI GROUP plc whose registered office is at 50 Curzon Street, London, W1Y 7PN ("TI" or the "SELLER");

(2) APOLLO SPORTS HOLDINGS LIMITED whose registered office is at c/o Townsends, 42 Cricklade Street, Swindon SN1 3HD (the "PURCHASER"); and

(3) COYOTE SPORTS INC. of 2291 Arapahoe Avenue, Boulder, Colorado 80302, United States of America ("COYOTE").

WHEREAS:

(A) The Seller is the beneficial owner of the entire issued share capital of TI APOLLO LIMITED ("APOLLO UK").

(B) The Seller is the beneficial owner of the entire issued share capital of TI Group Inc., a Delaware corporation of 375 Park Avenue, New York, NY 10152, U.S.A. ("TIUS").

(C) TIUS is the beneficial owner of the entire issued share capital of APOLLO GOLF, INC. ("APOLLO US").

(D) The Seller is the beneficial owner of the entire issued share capital of TI REYNOLDS 531 LIMITED ("REYNOLDS").

(E) TI wishes to sell (and, in the case of Apollo US, procure the sale of) and the Purchaser wishes to purchase the whole of the issued share capitals of the Company, Apollo US, Reynolds and the Oldbury Property for the consideration and upon the terms and subject to the conditions set out in this agreement.

(F) The Purchaser is the wholly owned subsidiary of Coyote and the Seller has entered into this agreement with the Purchaser at the request of Coyote.

NOW IT IS AGREED as follows:

1.   DEFINITIONS

     IN THIS AGREEMENT:

     "ACCLES & POLLOCK" means TIGrup No. 7 Limited whose registered office is at Lambourn Court, Abingdon, Oxon OX 14 1 UH;

     "ACCOUNTS" means the audited balance sheet as at the Accounts Date and the audited profit and loss account and (in the case of Apollo US) its audited financial statements in each case in respect of the financial year ended on the Accounts Date and notes to them and any directors' and auditors' reports annexed or attached to them of each of the Companies;

     "ACCOUNTS DATE" means 31st December, 1995;

     "AGREED FORM" means, in relation to any document, the form of that document which has been initialled for the purpose of identification by or on behalf of the Seller and the Purchaser;

     "APOLLO SHARES" means the 5,719,688 fully paid issued ordinary shares of 25 pence each in Apollo UK;
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     "COMPANIES" means Apollo UK, Apollo US and Reynolds;

     "COMPLETION" means completion of the sale and purchase of the Apollo Shares, the US Shares, the Reynolds Shares and the Oldbury Property in accordance with Clause 3;

     "COYOTE LEGAL OPINION" means the legal opinions in relation to Coyote of its General Counsel and Thomas, Parker, Spencer & Burghart P.C. in the respective forms agreed by the Purchaser's Solicitors and the Seller's Solicitors;

     "DEBT" means the aggregate of the amounts (including any accrued interest) due to the Companies from the Remaining Group (other than in respect of current trading indebtedness) at Completion;

     "DEBT SATISFACTION DOCUMENTS" means the board minutes of Apollo US and TIUS (each set duly certified by the Secretary thereof) effecting repayment of the US Loan (including outstanding interest) out of the proceeds of a new share issue by Apollo to TIUS;

     "DISCLOSURE LETTER" means the letter of the same date as this agreement written by the Seller to the Purchaser;

     "DIVIDEND DOCUMENTS" means the board minutes of Apollo UK (duly certified by the Secretary thereof) paying up the unpaid balance of the 2,000,000 ordinary shares of 25 pence each of the capital of Apollo UK by a dividend declaration and a call by Apollo UK on the Seller to pay up the uncalled amount of the Apollo Shares;

     "ENVIRONMENTAL INDEMNITY" means the indemnity given by the Seller to the Purchaser in accordance with Clause 17 and Schedule 6 below;

     "LOANS" means the aggregate net amount due (other than current trading indebtedness) as at Completion from the Companies to the Remaining Group;

     "MARL HOLE" means the effluent lagoon management by Apollo UK under waste management licence (SL137) a plan of which, for identification purposes is attached to Schedule 6;

     "OLDBURY PROPERTY" means the property briefly described in Part 2 of
     Schedule 2;

     "PROPERTY TRANSFER" means the transfer of the Oldbury Property to be entered into by the Seller and the Purchaser pursuant to the provisions of paragraph 5 of Part 4 of Schedule 2 in the Agreed Form;

     "PURCHASER'S GROUP" means the Purchaser its holding company for the time being and Subsidiaries of the Purchaser or its holding company (other than the Companies);

     "PURCHASER'S SOLICITORS" Townsends, of 18 London Road, Newbury, Berkshire RG14 1JX;

     "REMAINING GROUP" means the Seller and its Subsidiaries excluding the Companies;

     "REYNOLDS SHARES" means the 4,040,000 fully paid issued ordinary shares of 5 pence each and the 10,000,000 issued ordinary shares of 5 pence each party paid to .5 pence in Reynolds;

     "SELLER'S SOLICITORS" means Allen & Overy, of One New Change, London EC4M 9QQ;

     "SHARES" means the Apollo Shares, the US Shares and The Reynolds Shares;

     "SUBSIDIARY" and "SUBSIDIARIES" means a subsidiary for the purposes of the Companies Act 1985-1;

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     "TAXATION" has the meaning assigned to it in the Tax Deed;
     "TAXES ACT" means the Income and Corporation Taxes Act 1988;
     "TAX DEED" means the tax deed to be entered into at Completion by the Seller and the Purchaser in the Agreed Form;

     "TERMINATION DEEDS" means:

     (a) the termination deed dated 4th September, 1996 between TI Reynolds Limited, Accles & Pollock and Apollo UK terminating the existing leases, the trade effluent discharge licence and the management agreement so far as they relate to Accles & Pollock and the Oldbury Property; and

     (b) the termination deed in the Agreed Form between TI Reynolds Limited and Apollo UK terminating the existing leases and the trade effluent discharge licence so far as they relate to Apollo UK and the Oldbury Property;

     "TYSELEY GUARANTEE" means the guarantee by the Seller in favour of The Hay Hall Group Limited in respect of the Tyseley Lease;

     "TYSELEY LEASE" means the lease described in Part 3 of Schedule 2;

     "UK COMPANIES" means Apollo UK and Reynolds;

     "UK PROPERTIES" means the Oldbury Property and the Tyseley Lease;

     "US PROPERTIES" means the properties briefly described in Part 1 of
     Schedule 2;

     "US LOAN" means the loan of US$5,000,000 from Apollo US to TIUS;

     "US SHARES" means the 100 issued and outstanding shares of no par value common stock of Apollo US;

     "WARRANTIES" means the warranties contained in Schedules 3 and 4.

(2)  Any reference, express or implied, to an enactment includes references to:

     (a) that enactment as amended, extended or applied by or under any other enactment before or after this agreement;

     (b) any enactment which that enactment re-enacts (with or without modification); and

     (c) any subordinate legislation made (before or after this agreement) under any enactment, including one within (a) or (b) above,

     except to the extent that any legislation or subordinate legislation made or enacted after the date of this agreement would create or increase a liability of either party under this agreement or the Tax Deed.

(3) Where any statement is qualified by the expression "so far as the Seller is aware" or "to the best of the Seller's knowledge, information and belief" or any similar expression that statement shall only be deemed to be made on the basis of actual knowledge of the Seller having made enquiries only of the following individuals:

     Andy Taylor         (Managing Director)
     Stewart Tibbats     (Manufacturing Director)
     Graeme Horwood      (Technical Director)

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     David Nelson        (Financial Controller)
     Keith Noronha       (Vice President and General Manager - Apollo Golf Inc.)
     Michael Apse        (in respect of property and environmental matters)
     Jenny Buchan        (in respect of insurance matters)
     Stephen Clarke      (in respect of legal matters)
     Ian Ralph           (in respect of taxation matters)

(4)  Subclauses (1) to (3) above apply unless the contrary intention appears.

(5)  The headings in this agreement do not affect its interpretation.

2.   SALE AND PURCHASE

(1) The Seller shall sell the Apollo Shares and the Reynolds Shares and the Purchaser shall purchase the same, free from all charges, liens, encumbrances, equities and claims whatsoever and together with all rights attaching to them.

(2) The Seller agrees that on Completion it shall procure that TIUS shall transfer the US Shares to the Purchaser, free from all charges, liens, encumbrances, equities and claims whatsoever and together with all rights attaching to them and the Purchaser agrees to purchase the same.

(3) The Seller covenants with the Purchaser that it is the owner of and has the right to sell and transfer the full legal and beneficial interests in the Apollo Shares and the Reynolds Shares to the Purchaser on the terms set out in this agreement.

(4) The Seller shall sell (or, so far as necessary, shall procure the transfer by TI Reynolds Limited of) and the Purchaser shall purchase the Oldbury Property on and subject to the terms and conditions set out in Part 4 of
     Schedule 2.

(5) The consideration for the sale and purchase of the Shares shall be the sum of (Pounds)1,584,702 and for the sale of the Oldbury Property shall be the sum of (Pounds)l,700,000 (the aggregate amount being referred to as the "CONSIDERATION") which, in the case of the Shares, shall be apportioned amongst the Apollo Shares, the US Shares and the Reynolds Shares in the manner set out in Schedule 1.

(6) At Completion the Purchaser shall pay to the Seller the Consideration in full free of any bank charges and commissions in sterling to the Seller in accordance with Clause 3(3)(a) below.

(7) Any payment made by the Seller under this agreement or the Tax Deed shall be deemed to be a reduction in the Consideration in respect of the relevant Shares concerning a Company.

3.   COMPLETION

(1) Completion shall take place at the offices of the Seller's Solicitors immediately after entry into of this agreement.

(2)  At Completion the Seller shall deliver or cause to be delivered to the
     Purchaser:

     (a) signed transfers into the name of the Purchaser or its nominee in respect of the Apollo Shares and the Reynolds Shares;

     (b) share certificates in respect of all the Apollo Shares and the Reynolds Shares (or an express indemnity in the case of any found to be missing);

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     (c)  stock certificates evidencing all of the US Shares duly endorsed in blank or accompanied by stock powers duly executed in blank in proper form for transfer;

     (d) the common seal, all minute books, share register and share certificate books (with any unissued share certificates) and other statutory books of each of the Companies in each case duly completed and written up to date and all certificates of incorporation and certificates of' incorporation on change of name together with (in the case of Apollo US) any other statutory records including but not limited to a current certificate of good standing and all minutes and byelaws;

     (e)  the Tax Deed duly executed by the Seller;

     (f)  the resignation of the auditors of the UK Companies in accordance with section 392 of the Companies Act 1985, in each case confirming that there are no circumstances connected with their resignation which should be brought to the notice of the members or creditors of the relevant UK Company and that no fees are due to them and the resignation of the auditors of Apollo US;

     (g) the Property Transfer duly executed by the Seller and TI Reynolds Limited;

     (h) the resignations of Ralph K. Kessler as a director and secretary of Apollo US, James H. Katzoff as a director of Apollo US and Claire A. Aceste as assistant treasurer of Apollo US in each case acknowledging under seal that he or she has no claim against Apollo US whether for loss of office or otherwise;

     (i) certified copies of the Termination Deeds duly executed by TI Reynolds Limited, Accles & Pollock and Apollo UK; and

     (j)  the Debt Satisfaction Documents and the Dividend Documents.

(3)  The Purchaser shall at Completion deliver to the Seller:

     (a) by way of a telegraphic transfer to the bank account of the Seller's Solicitors with National Westminster Bank plc, 15 Bishopsgate, London EC2P 2AP (Account No. 03002314) the sum of (Pounds)3,284,702 (being the Consideration);

     (b) a counterpart of the Tax Deed and the duplicate of the Property Transfer duly executed by the Purchaser; and

     (c)  the Coyote Legal Opinion.

(4) The Seller shall procure that meetings of the directors of the UK Companies are held at Completion at which the following business is transacted:

     (a) the directors of the UK Companies shall approve for registration (subject to their being duly stamped) the transfers referred to in Clause 3(2)(a) above;

     (b) the situation of the registered offices of the UK Companies shall be changed as the Purchaser may direct;

     (c) such persons as the Purchaser shall nominate shall be appointed as directors of the UK Companies; and

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     (d)  such firm as the Purchaser may appoint is appointed as auditors of the
          UK Companies.

(5) The Seller shall procure that extraordinary general meetings of the members of the UK Companies are held at Completion at which resolutions are duly passed to change their names to Apollo Sports Technologies Limited and Reynolds 531 Limited respectively or such other name as the Purchaser may approve (such approval not to be unreasonably withheld or delayed) not including the name "TI" or any colourable imitation thereof.

(6) If the Seller or the Purchaser fails to perform any of its obligations under this Clause 3 and such obligation is not waived by the other party that other party shall at its option (without prejudice to any other remedies or rights which it may have against the non-performing party in respect of such nonperformance) cease to be liable to perform its own obligations under this Clause 3 and Completion shall be delayed accordingly.

(7) The parties acknowledge that prior to Completion the Companies have had the benefit of insurances effected and maintained by the Seller in relation to the Remaining Group and that such insurances will cease with effect from Completion in respect of the Companies.

     Accordingly, insurance in relation to the Companies on and from Completion shall be the responsibility of the Purchaser and the Purchaser's Group.

(8) The delivery by the Purchaser of the Consideration to the Seller pursuant to Clause 3(4)(a) shall be a good discharge of the Purchaser's obligation to pay TIUS that part of the Consideration as relates to the US Shares and the Seller shall receive that part of the Consideration as agent for TIUS.

(9) The Purchaser will pay to the Seller (Pounds)4,815 plus VAT, being one half of the costs of the bore hole monitoring at the Oldbury Property, within 14 days of receipt by the Purchaser of an invoice from the Seller reflecting these costs.

(10) The Purchaser will procure that Apollo UK continues to reimburse Lee Mucklow for all itemised expenses claimed by him in the period ending on 28th February 1997, and the Seller will reimburse the Purchaser for all such expenses for the period from 1st September, 1996 to 28th February, 1997, up to a maximum of (Pounds)7,369. The Purchaser will also procure that Lee Mucklow is invited to Apollo Week 1997 and will reimburse his itemised expenses for that week, and the Seller will reimburse the Purchaser for such expenses up to a maximum of (Pounds)1,000.

4.   WARRANTIES

(1) The Seller warrants to the Purchaser that, except as fairly disclosed to the Purchaser in the Disclosure Letter, each of the statements set out in Schedules 3 and 4 is true and accurate in all respects at the date of this agreement.

(2)  The Purchaser warrants to the Seller that:

     (a) it is a corporation validly existing under the laws of England with the requisite power and authority to enter into and perform, and has taken all necessary corporate action to authorise, the execution and performance of, its obligations under this agreement and the Tax Deed;

     (b) this agreement and the Tax Deed will when executed constitute valid and binding obligations of the Purchaser; and

     (c) other than as contemplated by this agreement no announcements, consultations, notices, reports or filings are required to be made by any member of the Purchaser's Group in connection with the

                                       6
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          transactions contemplated by this agreement nor are any consents, approvals, registrations, authorisations or permits required to be obtained by any member of the Purchaser's Group in connection with the execution or performance of this agreement the failure to make or obtain any of which:

          (i)  would prevent or delay completion of this agreement; or

          (ii) would subject the Seller or any member of the Remaining Group or the Companies to any material liability.

(3) The Seller agrees with the Purchaser (as trustee for each Company and its employees), in the absence of fraud, dishonesty or wi1ful concealment by or on behalf of the Companies or their employees, to waive any rights or claims which the Seller may have in respect of any misrepresentation, inaccuracy or omission in or from any information or advice supplied or given by the Companies or any of their employees in connection with the giving of the Warranties and the preparation of the Disclosure Letter.

5.   LIMITATIONS ON WARRANTY CLAIMS

(1)  The Purchaser acknowledges to and agrees with the Seller that:

     (a) the Warranties are the only representations, warranties or other assurances of any kind given by or on behalf of the Seller or any member of the Remaining Group and on which the Purchaser may rely in entering into and performing this agreement;

     (b) no other statement, promise or forecast made by or on behalf of the Seller or any other member of the Remaining Group may be relied on or form the basis of, or be pleaded in connection with, any claim by the Purchaser under or in connection with this agreement;

     (c) any claim by the Purchaser in connection with the Warranties (a "WARRANTY CLAIM") shall be subject to the following provisions of this Clause; and

     (d) at the time of entering into this agreement it is not aware of any matter or thing which is inconsistent with the Warranties or constitutes a breach of any of them and which, in either case, the Purchaser might reasonably recognise as something which could lead to a Warranty Claim being made against the Seller.

(2)  The liability of the Seller shall be limited as follows:

     (a) the Seller shall not be liable in respect of any breach of the Warranties if and to the extent that the matter giving rise to the breach is the subject of a claim under the Environmental Indemnity or the Tax Deed;

     (b) there shall be disregarded for all purposes any breach of the Warranties in respect of which the amount of the damages to which the Purchaser would otherwise be entitled is less than (Pounds)20,000;

     (c) the Purchaser shall not be entitled to recover any damages in respect of any breach or breaches of the Warranties unless the amount of damages in respect of such breach or breaches, exceeds in aggregate the sum of (Pounds)100,000 when the whole of such amount shall be recoverable; and

     (d) the maximum aggregate liability of the Seller in respect of all and any Warranty Claims (and any claims under the Tax Deed) and under the Environmental Indemnity shall not exceed the Consideration.

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(3)  The Purchaser shall not be entitled to make any Warranty Claim:

     (a) to the extent that provision or allowance for the matter or liability which would otherwise give rise to the claim in question has been specifically made in the Accounts;

     (b) in respect of anything arising directly or indirectly from any transaction, matter or thing fairly disclosed in the Disclosure Letter;

     (c) to the extent that the claim would not have arisen but for a change in legislation announced or enacted on or after the date of this agreement (whether relating to Taxation, rates of Taxation or otherwise) or the withdrawal after the date of this agreement of any practice or extra-statutory concession previously published by the Inland Revenue or other taxing authority (whether or not the change purports to be effective retrospectively in whole or in part);

     (d) to the extent that the claim arises as a result of any changes in the accounting policies or practices upon which the Companies value their respective assets made after Completion unless such changes are either:

          (i) necessary to comply with generally accepted accounting principles statements of standard accounting practice; or

          (ii) to obtain an auditors' opinion that the accounts of any of the Companies give a true and fair view of the affairs of that company;

     (e) to the extent occasioned by any voluntary act or omission of any member of the Purchaser's Group or one of the Companies after Completion where the member of the Purchaser's Group or the relevant Company knew or ought reasonably to have known that such act or omission would or might give rise to the liability in question; or

     (f) in respect of anything arising from any matter or thing of which any member of the Purchaser's Group is aware as being something which could lead to a Warranty Claim being made against the Seller; or

     (g) to the extent that any loss or liability is caused or increased by the Purchaser's failure to mitigate; or

     (h) to the extent that the claim arises from the Purchaser's failure to perform its obligations under subclause (4) below, and to the extent that any Warranty Claim is increased as a result of any of the matters set out in this subclause, the Seller shall not be liable in respect of the amount by which any claim is so increased.

(4) If the Purchaser or one of the Companies becomes aware of a matter which could give rise to a Warranty Claim (other than a Warranty Claim in respect of a breach of a Warranty contained in Part B of Schedules 3 and 4, to which the provisions of clause 10 of the Tax Deed shall apply as if the Warranty Claim were a Tax Claim) the Purchaser shall give written notice of the relevant facts as soon as reasonably practicable and in any event within 45 days of the Purchaser or one of the Companies becoming aware of those facts, unless the Warranty Claim relates to a matter where there has been an assessment, notice or other document served on one of the Companies in respect of Taxation in circumstances where there are statutory time limits for appealing against or otherwise responding to any such notice or other document, the Purchaser shall give written notice of the relevant facts to the Seller as soon as reasonably practicable and in any event within 30 days provided that, in each case, the Purchaser's failure to give notice within the 45 or 30 day limit (as applicable) shall not be an absolute bar to that claim. In addition, (subject to the provisions of the Tax Deed in relation to any matter which may form the subject of a claim under it) if the Warranty Claim in question is as a result of or in connection with a liability or alleged liability to a third party:

                                       8
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     (a)  the Purchaser shall procure the Companies to take such action to avoid, dispute, resist, appeal, compromise or contest the liability as may reasonably be requested by the Seller and the Purchaser shall not, and shall ensure that none of the Companies shall, admit liability in respect of, or compromise or settle the matter, without the prior written consent of the Seller (not to be unreasonably withheld or delayed), provided that nothing in this subclause 5(4)(a) shall require the Purchaser or any Company to take any action which it reasonably considers likely to adversely affect its or the Companies' relationships with customers or suppliers or to result in the Purchaser or any of the Companies incurring any expenditure which the Seller has not agreed to reimburse to the Purchaser or Company concerned; and

     (b) the Purchaser shall procure the relevant Companies to make available to the Seller such employees or officers of the companies or other members of the Purchaser's Group and all such information as the Seller may reasonably require for avoiding, disputing, resisting, appealing, compromising or contesting any such liability.

(5)  The Seller shall cease to have any liability under or in respect of the
     Warranties:

     (a) on the seventh anniversary of the date of this agreement in respect of Warranties B.1 to B.17 in Schedule 3 and B.1 in Schedule 4; or

     (b) (in respect of any other Warranties) on the date which is 20 months after the date of this agreement,

     except in respect of a Warranty Claim of which the Purchaser gives written notice (setting out the Warranty Claim in reasonable detail) to the Seller before the relevant date and in accordance with subclause 5(4) but the liability of the Seller in respect of any Warranty Claim shall terminate absolutely if proceedings in respect of it have not been commenced within twelve months of service of notice of that Warranty Claim.

(6) Without prejudice to the Purchaser's duty to mitigate any loss in respect of any breach of the Warranties, if, in respect of any matter which would otherwise give rise to a breach of the Warranties, one of the Companies is entitled to claim under any policy of insurance the amount of insurance monies to which that Company recovers shall reduce pro tanto or extinguish the claim for breach of the Warranties.

(7) If the Seller makes any payment by way of damages for breach of the Warranties (the "DAMAGES PAYMENT") and one of the Companies or any member of the Purchaser's Group receives any benefit otherwise than from the Seller which would not have been received but for the circumstance giving rise to the claim in respect of which the Damages Payment was made the Purchaser shall, once it or one of the Companies or the member of the Purchaser's Group has received such benefit net of taxation thereon and any reasonable costs of recovery, immediately repay to the Seller an amount equal to the lesser of the amount of such benefit net of taxation thereon and any reasonable costs of recovery and the Damages Payment.

(8) Where the Seller has made a payment to the Purchaser in respect of, or relating to, any claim under the Warranties and one of the Companies or the Purchaser has a right of reimbursement against any other person in respect of or relating to that claim the Purchaser shall notify the Seller within a reasonable period of that fact and shall take all reasonable steps or proceedings to enforce such right provided that nothing in this subclause
     (8) shall require the Purchaser or any Company to take any action which it reasonably considers is likely to materially adversely affect its or that Company's relationship with customers or suppliers and provided that the Seller shall not be liable to the extent that any loss or liability is caused or increased by the Purchaser's failure to mitigate.

6.   PENSIONS AND EMPLOYEES

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(1)  The provisions of Schedule 5 relating to pensions shall have effect on and from Completion with regard to the UK Companies.

(2) The Purchaser is acquiring the Companies with the intention that they should carry on the respective businesses from their present locations and has agreed to honour the existing terms and conditions of employment of the employees of the Companies and not to make any material changes to them for a period of twelve months following Completion save to the extent expressly provided for or contemplated by this agreement and save for the Seller's savings related and executive share option schemes, family education scheme and health care plan. Nothing in this clause shall prevent the Purchaser from terminating the contract of employment of any employee of any of the Companies if such termination is carried out in accordance with that employee's existing terms and conditions.

(3) Currently, the employees of Apollo US ("APOLLO US EMPLOYEES") are eligible to participate in one or more of the Plans (as defined in warranty A.22 of Schedule 4), certain of which Plans are qualified under Section 401(a) of the United States Internal Revenue Code of 1986, as amended, ("QUALIFIED PLANS"). As of the date of Completion, the Purchaser will provide for Apollo US Employees to receive credit for vesting and eligibility purposes for all employment of such employees with Apollo US ("APOLLO SERVICE") in any and all Qualified Plans maintained by the Purchaser. The Purchaser further agrees that with regard to any employee welfare benefit plan, as defined under Section 3(l) of ERISA (as defined in warranty A.22 of Schedule 4), and with regard to any other plan, programme, policy or arrangement maintained for the benefit of employees of the Purchaser, as of the date of Completion the Purchaser shall recognise all Apollo Service and shall waive or cause to be waived all pre-existing condition provisions.
     To the extent not in existence at the date of Completion, the Purchaser shall use reasonable endeavours to establish Qualified Plans for the Apollo US Employees similar to the Qualified Plans in which the Apollo US Employees participated in immediately prior to the Closing and shall provide for full credit for Apollo Service for eligibility and vesting as provided above (and also for purposes of benefit accrual with respect to any Qualified Plan which is a defined benefit pension plan, subject to an offset, in the case of any such defined benefit pension plan, for any vested benefits accrued by Apollo US Employees under Apollo US's similar Qualified Plan for such service to the extent benefits are not transferred from Seller's defined benefit pension plan to the Purchaser's defined benefit pension plan). The Purchaser and the Seller agree to transfer, as soon as practicable after the date of Completion, from each of the Qualified Plans of the Seller to the corresponding Qualified Plan of the Purchaser the assets and liabilities of the Qualified Plans of the Seller which are attributable to the Apollo US Employees who become employed by the Purchaser on the date of Completion, to the extent that such benefits are vested and are not distributable under the terms of the Seller's Qualified Plans or applicable law. Before the expiration of the remedial amendment period that applies under Section 401(b) of the US Internal Revenue Code to any of the Purchaser's Qualified Plans for determination of its initial qualification, or amendment to reflect the transfer of assets and liabilities as contemplated by this Section 6(3), as appropriate, under
     Section 401(a) of the US Internal Revenue Code, the Purchaser shall apply for a determination by the US Internal Revenue Service to the effect that each of the Purchaser's Qualified Plans satisfies, or as so amended continues to satisfy, the requirements for qualification under Section 401(a) and other applicable sections of the US Internal Revenue Code, and the Purchaser shall take all reasonable actions to ensure continued qualification of each of the Purchaser's Qualified Plans under Section 401(a) and other applicable sections of the US Internal Revenue Code. Upon such transfer, the Seller shall have no further responsibility or liability with respect to such transferred assets and liabilities. The Purchaser shall indemnify and hold the Seller and each member of the Remaining Group harmless from and against any claim for, or with respect to, any such transferred assets and liabilities.

(4) Subject to subclause (5), the Seller shall permit the Apollo US Employees to continue to participate for a maximum period of six months after Completion in the self insured medical plan under a General American Policy (which includes employees of other businesses owned by the Seller) ("MEDICAL PLAN").

(5) The participation referred to in subclause (4) shall be subject to the following conditions:

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

     (a) such participation shall not materially adversely affect the administration or operation of the Medical Plan; and

     (b) all funding obligations, costs, expenses, taxes and other charges attributable to the participation shall be payable by the Purchaser to the Seller promptly upon their being incurred by the Seller.

(6) The Purchaser shall promptly after Completion establish its own arrangements in relation to the medical plan benefits of the Apollo US Employees, such plans to be operational within six months of Completion and the Seller and the Purchaser shall procure that the Apollo US Employees are transferred to the new plans not later than six months after Completion.

7.   DEBT AND LOANS

     The Seller shall procure that the Debt and all Loans shall be satisfied in full on Completion.

8.   TAX DEED

     The Seller and the Purchaser shall each enter into the Tax Deed at Completion.

9.   MARKS

(1) Subject to subclause (2) below, the Purchaser shall and shall procure that the Company shall from the date of Completion cease to use or display the trademark "TI" or any colourable imitations thereof and/or any logo used by any member of the Remaining Group (together called the "MARKS") in relation to any goods or services provided by the Seller or the Companies including without prejudice to the foregoing the use of the Marks on any building owned or used by the Companies and on any letterhead.

(2) Notwithstanding the provision of subclause (1) above, the Companies (but not the Purchaser) shall be permitted for the period of 3 months from the date of Completion to use the Marks on or in connection with any brochures, catalogues or items of sales literature relating to goods sold by the Companies prior to the date of Completion which were published prior to the date of Completion. After the expiry of such three month period, the Purchaser shall and shall procure that the Companies shall cease to use the Marks or any confusingly similar marks and shall destroy any remaining stocks of such brochures, catalogues or items of sales literature using the Marks.

(3) The Seller shall procure that from Completion neither the Seller nor any member of the Remaining Group shall use or display the trademarks "Apollo" or "Reynolds" or any variation or imitation of such marks or any other trademarks or logos used wholly or mainly in the business of the Companies in relation to the business carried on by any member of the Remaining Group. Nothing in this subclause (3) shall operate to restrict TI Reynolds Rings Limited from using the name "Reynolds" in relation to its aerospace engine rings business.

10.  GUARANTEES

(1) The Purchaser undertakes with the Seller to use its reasonable endeavours to procure the release at Completion (or as soon thereafter as is practicable) of the Seller and any member of the Remaining Group from all guarantees (save for the Tyseley Guarantee), indemnities, bonds, letters of comfort, undertakings, licences and other arrangements to which they or any of them are a party in respect of the Companies or their business or properties occupied by them and to indemnify and to keep indemnified on a continuing basis the Seller and any member of the Remaining Group from all claims, liabilities, costs and expenses (including without limitation, legal and other professional advisers' fees) arising in respect or by reason thereof.

(2) Without limiting the generality of subclause (1), the Purchaser agrees, in discharging its obligations under that subclause, to offer any guarantees, indemnities or other undertakings (as the case may be) in place of the guarantees and indemnities and other arrangements referred to in subclause
     (1).

(3) The obligations of the Purchaser under subclauses (1) and (2) will continue after Completion until all such releases are obtained.

(4) The Purchaser undertakes to indemnify and keep indemnified on a continuing basis the Seller and any member of the Remaining Group from all claims, liabilities, costs and expenses (including without limitation legal and other professional advisers' fees) arising in respect of the Tyseley Guarantee.

(5) The Seller undertakes with the Purchaser to procure the unconditional release at Completion (or as soon thereafter as is practicable) of the Companies from all guarantees, indemnities, bonds, letters of comfort, undertakings, licences and other arrangements to which they or any of them are a party in respect of the Seller and/or any other member of the Remaining Group and to the extent that such guarantees, indemnities, bonds, letters of comfort, undertakings, licences and other arrangements are not unconditionally released at Completion to indemnify and keep indemnified on a continuing basis the Purchaser and the Companies from all claims, liabilities, costs and expenses (including without limitation, legal and other professional advisers' fees) arising in respect of or by reason thereof.

(6) Without limiting the generality of subclause (5) the Seller agrees, in discharging its obligations under that subclause to offer any guarantees, indemnities or other undertakings (as the case may be) in place of the guarantees and indemnities and other arrangements referred to in subclause
     (5).

(7) The obligations of the Seller under subclauses (5) and (6) will continue after Completion until all such releases are obtained.

11.  COVENANTS

(1) The Seller undertakes that it shall not, and shall procure that no member of the Remaining Group for so long as it shall remain a Subsidiary of the Seller shall, either alone or in conjunction with or on behalf of any other person, do any of the following:

     (a) within two years after Completion, be engaged or (save as the holder of the shares or debentures in a listed company which confer not more than five per cent. of the votes which could normally be cast at a general meeting of the company) directly or indirectly interested in carrying on the business in the world of the manufacture and sale of steel or graphite golf shafts or steel hammer handles or speciality lightweight cycle or wheelchair tubing or javelins;

     (b) within five years after Completion, disclose to any other person any information of a secret or confidential nature relating wholly or predominantly to the business of the Companies except:

          (i) to the extent that the information has entered the public domain otherwise than by reason of the unauthorised act or default of the Seller or of any other member of the Remaining Group; and

          (ii) insofar as may be required by law or by any regulatory authority; and

     (c) within two years after Completion, solicit or entice away from the employment of the Companies (otherwise than by placing a normal newspaper or trade advertisement to which the person concerned responds) any person who is at Completion a senior manager, technical, engineering or sales employee of one of the Companies.

(2) The restrictions in subclause (1) shall not apply (or as the case may be shall cease to apply) insofar and to the extent that any member of the Remaining Group after Completion acquires any company or business and, as a result of that acquisition, acquires a company or business which falls within the terms of subclause (1)(a) above (the "RELEVANT INTEREST"), provided that the Relevant Interest is incidental to the principal trading activity of the company or business acquired and if requested the acquiring company enters into bona fide negotiations to sell the Relevant Interest to the Purchaser.

(3) Each undertaking contained in this clause shall be construed as a separate undertaking and if one or more of the undertakings is held to be against the public interest or unlawful or in any way an unreasonable restraint of trade, the remaining undertakings shall continue to bind the Seller or the Purchaser (as the case may be).

12.  WHOLE AGREEMENT

(1) This agreement and the documents referred to in it contain the whole agreement between the parties relating to the transactions contemplated by this agreement and supersede all previous agreements between the parties relating to those transactions.

(2) Each of the parties acknowledges that, in agreeing to enter into this agreement, it has not relied on any representation, warranty, undertaking or other assurance except those set out in this agreement. Without prejudice to the foregoing, the Purchaser acknowledges that it has not relied on any representations or warranties or other information contained in the Information Memorandum on the Companies or in any other written or oral information supplied by or on behalf of the Seller or its advisers or made or supplied in connection with the negotiations of the sale and purchase under this agreement.

(3) In entering into this agreement no party may rely on any representation, warranty, collateral contract or other assurance (except those set out in this agreement and the documents referred to in it) made by or on behalf of any other party before the signature of this agreement and each of the parties waives all rights and remedies which, but for this subclause, might otherwise be available to it in respect of any such representation, warranty, collateral contract or other assurances; provided that nothing in this subclause shall limit or exclude any liability for fraud.

13.  ANNOUNCEMENTS

     No announcement concerning this sale and purchase or any ancillary matter will be made before, on or after Completion by any member of the Remaining Group or of the Purchaser's Group without prior consultation with and (unless the announcement is required by law, the Council of The Stock Exchange or any other relevant regulatory authority) without the prior written approval of the Seller and the Purchaser (such approval not to be unreasonably withheld or delayed).

14.  NOTICES

(1) Any notice or other document to be served under this agreement must be in the English language and may be delivered or sent by first class recorded delivery post or facsimile process (with a copy to be sent by first class recorded delivery post) to the party to be served at its address appearing in this agreement or at such other address as it may have notified to the other parties in accordance with this Clause.

(2)  Any notice or document shall be deemed to have been served:

     (a) if delivered, at the time of delivery; or

     (b) if posted, at 10.00 a.m. on the third business day after it was put into the post (twelve business days in the case of Coyote); or

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

     (c) if sent by facsimile process, at the expiration of twelve hours after the time of despatch (twenty four hours in the case of Coyote).

(3) In proving service of a notice or document it shall be sufficient to prove that delivery was made or that the envelope containing the notice or document was properly addressed and posted as a prepaid first class recorded delivery letter or that the telex or facsimile message was properly addressed and despatched and the correct answerback or identity code is received as the case may be.

(4)  The addresses of the parties for the purpose of this Clause are as follows:

     THE SELLER

     Lambourn Court
     Abingdon
     Oxfordshire
     OX14 1UH

     For the attention of:               The Company Secretary
     Facsimile:                          01235 555818

     THE PURCHASER

     c/o Townsends
     42 Cricklade Street
     Swindon
     SN1 3HD

     For the attention of:               The Managing Partner
     Facsimile:                          01793 512452

     COYOTE

     2291 Arapahoe Avenue
     Boulder
     Colorado 80302
     United States of America

     For the attention of:               The Chief Executive
     Facsimile                           001 303 417 1700

15.  GENERAL

(1) Each of the obligations and undertakings set out in this agreement which is not fully performed at Completion will continue in force after Completion.

(2) Neither party shall be entitled to assign or transfer its rights or obligations under this agreement or any of them without the prior written consent of the other party.

(3) Each party shall pay the costs and expenses incurred by it in connection with the entering into and completion of this agreement.

(4) The Purchaser will bear all stamp duty and registration fees payable or assessed in relation to this agreement, the transfer of the Shares and transfer of the Oldbury Property.

(5)  Time is of the essence in relation to all obligations under this agreement.

(6) The Purchaser agrees to provide the Seller and its advisers during normal business hours and on giving reasonable prior written notice with full and free access (including the right to take copies) to the books of accounts and other financial records of the Companies which relate to the period up to Completion as the Seller may reasonably request for the purpose of preparing its annual consolidated accounts for the year in which Completion takes place. The Purchaser further agrees for the same purpose to give the Seller reasonable access to its employees (including the employees of the Companies) and to respond to requests from the Seller for information.

(7) In the case of any inconsistency between the terms of this agreement and the terms of any ancillary document arising hereunder the terms of this agreement shall prevail.

(8) The failure of either party at any time or times to require performance of any provision of this agreement shall not affect its right to enforce such provision at a later time.

(9) The Seller shall and shall procure that any other necessary party (including without limitation any member of the Remaining Group) shall execute and do all such documents, acts and things as may be reasonably required by the Purchaser for vesting in the Purchaser the legal ownership of the Shares in accordance with the terms and conditions of this agreement.

(10) All payments to be made under this agreement shall be made in full and without operation of set-off or counterclaim.

16.  GUARANTEE OF COYOTE

     Coyote as primary obligor unconditionally and irrevocably guarantees to the Seller by way of continuing guarantee the payment when due of all amounts payable by the Purchaser to the Seller under this agreement and the prompt performance of all other obligations of the Purchaser to the Seller thereunder and agrees that any time that the Purchaser shall fail to make any payment as and when the same becomes due under this agreement Coyote will on demand (without requiring the Seller first to take steps against the Purchaser or any other person) pay to the Seller such amounts. The obligations of Coyote hereunder shall not be affected by any matter or thing which but for this provision might operate to effect such obligations including without limitation:

     (a) any time or indulgence granted to or composition with the Purchaser or any other person; and

     (b) the taking, variation, renewal or release of or neglect to enforce, any rights, remedies or securities against the Purchaser or any other person.

     Until all amounts which may be or become payable under this agreement have been irrevocably paid in full, Coyote shall not by virtue of this guarantee be subrogated to any rights of the Seller or claim in competition with the Seller against the Purchaser.

17.  ENVIRONMENTAL

     The provisions of Schedule 6 shall have effect from Completion.

18.  GOVERNING LAW

     (1) This agreement is governed by, and shall be construed in accordance with the laws of England.

     (2) Coyote submits to the exclusive jurisdiction of the English courts for all purposes relating to this agreement and irrevocably appoints the Purchaser as its agent for service of process. Coyote may replace its service agent with another agent in England by giving seven days prior written notice to the Seller.

AS WITNESS this agreement has been signed by and on behalf of the parties the day and year first before written.

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